Exhibit 10.2

                                 TERMINATION OF
                              EMPLOYMENT AGREEMENT


EFFECTIVE DATE: July 31, 2005


PARTIES AND ADDRESSES:

         CorVu Corporation
         3400 West 66th Street, Suite 445
         Edina, MN  55435                                        (the "Company")

         Justin MacIntosh
         42 Binalong Avenue
         Allambie Heights, NSW, 2100, Australia                    ("Executive")


RECITALS:

      A. The Company is a Minnesota corporation engaged principally in the business of developing, manufacturing and selling business software programs.

      B. Executive is currently employed as the Company's President and Chief Executive Officer pursuant to an employment agreement effective as of July 1, 1999, as amended effective as of January 1, 2001, February 28, 2003, December 18, 2003 and February 11, 2005 (the "Agreement").

      C. The Company and Executive desire to terminate the Agreement as of the Effective Date.


AGREEMENTS:

      In consideration of the mutual promises and undertakings set forth herein, the Company and Executive agree as follows:

1. As of the Effective Date, Executive resigns as the Company's President and Chief Executive Officer. He also resigns as the President and Chief Executive Officer and director of CorVu North America, Inc. and of CorVu Latin America, Inc.

2. Pursuant to Section 5.1(a) of the Agreement, the parties mutually agree to terminate the Agreement effective as of the Effective Date.

3. The parties agree that Executive shall be entitled to receive all compensation payable to him under the Agreement up to and including the Effective Date, as well as salary payable to him from the Company's subsidiaries. The parties further agree that Executive shall promptly receive $50,413 in accrued salary up to and including the Effective Date, plus a $25,000 bonus for fourth quarter revenue achievement due under the Agreement, as full payment of all obligations of Company and its subsidiaries to Executive up to and including the Effective Date, subject to the approval of such prompt payment by ComVest Investment Partners II LL. The parties agree that Executive shall not be entitled to receive any further compensation, salary, bonus, commissions, overrides, severance or other payments from the Company or any of its subsidiaries for any services provided by Executive prior to the Effective Date. Further, Executive agrees and acknowledges that he has no, and shall assert no, further claims of any kind or nature, for compensation or otherwise, against the Company, its subsidiaries or their officers, directors, employees or agents.

4. The compensation for services provided by Executive to CorVu Australasia Pty. Ltd., the Company's Asia Pacific subsidiary, on and after August 1, 2005 will be established by the Compensation Committee of Company's Board of Director, in consultation with Executive and Company's Chief Executive Officer.


      IN WITNESS WHEREOF, the parties hereto have executed this Termination of Employment Agreement.


CORVU CORPORATION


By: /s/ David C. Carlson                     /s/ Justin M. MacIntosh
    --------------------------------         -----------------------------------
    David C. Carlson                         Justin M. MacIntosh
    Its:  Chief Financial Officer



Approved as to the payments described in Paragraph 3 above:

ComVest Investment Partners II LLC



By:     /s/ Carl Kleidman
     ---------------------------------------
Its:    Partner
     ---------------------------------------